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                                                                   EXHIBIT 99.1

                                MICHAELS STORES, INC.

                                 AMENDED AND RESTATED
                         1994 NON-STATUTORY STOCK OPTION PLAN

    1. PURPOSE. The purpose of the 1994 Non-Statutory Stock Option Plan, as amended and restated, of Michaels Stores, Inc. (the "Plan") is to provide employees and key advisors with a proprietary interest in Michaels Stores, Inc., a Delaware corporation, and its subsidiaries (the "Company") through the granting of options ("Option" or "Options") to purchase shares of the Company's authorized Common Stock, par value $0.10 per share ("Common Stock"), in order to:

         a. Increase the interest in the Company's welfare of those employees and key advisors who share primary responsibility for the management, growth and protection of the business of the Company;

         b. Recognize the contributions made by certain employees and key advisors to the Company's growth during its development stage;

         c. Furnish an incentive to such employees and key advisors to continue their services for the Company; and

         d. Provide a means through which the Company may attract able persons to engage as employees and key advisors.

    2. ADMINISTRATION. The Plan shall be administered by the Board of Directors of the Company (the "Board of Directors" or "Board") and a committee of two or more members of the Board (the "Committee"). All of the members of the Committee are intended at all times to qualify as "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as in effect from time to time (the "Code") and as "Non-Employee Directors" within the meaning of Rule 16b-3 under Section 16 of the Securities Exchange Act of 1934, as amended; provided however, that the failure of a member of the Committee to so qualify shall not be deemed to invalidate any Option granted by the Committee.

    The Board and the Committee shall have full and final authority and discretion, subject to the provisions of the Plan, to determine from time to time the individuals to whom Options shall be granted and the number of shares to be covered by each Option; to determine the time or times at which Options shall be granted; to interpret the provisions of the Plan and the instruments by which Options will be evidenced; to make, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the instruments by which Options shall be evidenced; to modify or amend any Option agreement or waive any conditions or restrictions applicable to any Option or the exercise thereof (provided, however, any amendment, modification or waiver that adversely affects any Participant (as defined in Section 3) will require the consent of the affected Participant); and to make all other determinations necessary or advisable for the administration of the Plan.

    Any determination or interpretation by the Board or the Committee, as applicable, made pursuant to this Section 2 will be final and conclusive; provided, that in the event the Committee and the Board shall disagree with respect to such interpretation or determination, the Board's interpretation or determination shall be final and conclusive.

    Notwithstanding any provision of the Plan to the contrary, the Committee will have the exclusive authority and discretion to take any action required or permitted to be taken under the provisions of Sections 2,

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4 and 14 with respect to Options granted under the Plan that are intended to comply with the requirements of Section 162(m) of the Code.

    3. PARTICIPANTS. The Board or the Committee may, from time to time, select particular employees and key advisors, including officers and directors, of the Company, or of any subsidiary of the Company, to whom Options are to be granted, and upon the grant of such Options, the selected employees and key advisors shall become Participants in the Plan. As used herein, the term "Participant" means an employee or key advisor who accepts an Option, or the estate, personal representative, beneficiary or transferee thereof having the right to exercise an Option pursuant to its terms.

    4. SHARES SUBJECT TO THE PLAN. The shares of Common Stock subject to Options granted pursuant to the Plan shall be either shares of authorized but unissued Common Stock or shares of Common Stock reacquired by the Company. The maximum aggregate number of shares of Common Stock available for issuance from time to time pursuant to the Plan shall be 1,000,000 provided that the Board or the Committee may adjust the number of shares available for Options, the number of shares subject to and the exercise price of Options granted hereunder to reflect a change in capitalization of the Company, such as a stock dividend, stock split, reverse stock split, share combination, exchange of shares, merger, consolidation, reorganization, liquidation, or the like, of or by the Company. The maximum aggregate number of shares of Common Stock with respect to which Options may be granted to any Participant during the term of the Plan shall not exceed 50% of the total number of shares of Common Stock that may be issued from time to time under the Plan. Shares that by reason of the expiration of an Option, or for any other reason, are no longer subject to purchase pursuant to an Option granted under the Plan, and shares from time to time rendered in payment of the exercise price of Options, may be made subject to additional Options granted pursuant to the Plan.

    5. GRANT OF OPTIONS. Options granted hereunder shall be evidenced by written stock option agreements containing such terms and provisions as are recommended and approved from time to time by the Board or the Committee, as applicable, but subject to and not more favorable than the terms of the Plan. The Board or the Committee, as applicable, may from time to time require additional terms which the Board or the Committee, as applicable, deems necessary or advisable. The Company shall execute stock option agreements upon instruction from the Board or the Committee, as applicable.

    6. MAXIMUM AMOUNT OF STOCK SUBJECT TO OPTIONS. Subject to Section 4, the maximum aggregate fair market value (determined as of the time the Option is granted) of the Common Stock for which any Participant may be granted Options in any calendar year shall be determined by the Board or the Committee, as applicable, in its discretion.

    7. OPTION EXERCISE PRICE. The purchase price of Common Stock subject to an Option granted pursuant to the Plan shall be no less than the fair market value of the Common Stock on the date of grant.

    8. RESTRICTIONS. The Board or the Committee, as applicable, may, but need not, at the time of granting of an Option or at any subsequent time impose such restrictions, if any, on issuance, voluntary disposition and release from escrow of any Options including, without limitation, permitting exercise of Options only in installments over a period of years.

    9. PAYMENT. Full payment for Common Stock purchased upon the exercise of an Option shall be made at the time of exercise. No Common Stock shall be issued until full payment has been made and a Participant shall have none of the rights of a shareholder until shares of Common Stock are issued to him. Any federal, state or local taxes required to be paid or withheld at the time of exercise shall also be paid or withheld in full prior to any delivery of shares of Common Stock upon exercise. Payment may be made in cash, in shares of Common Stock then owned by the Participant, or in any other form of valid consideration, or a combination of any of the foregoing, as required by the Board or the Committee, as applicable, in its discretion. Shares of Common Stock tendered in payment of the exercise price of any Options may be reissued to the Participant who tendered the shares of Common Stock as part of the shares of Common Stock issuable upon exercise of other Options granted from time to time pursuant to the Plan.

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    10.  TRANSFERABILITY OF OPTIONS.  Options granted under the Plan may be transferred by the holder thereof upon five days prior written notice to the Company.

    11. RIGHTS IN EVENT OF DEATH OR DISABILITY OF PARTICIPANT. The Board or the Committee, as applicable, shall have discretion to include in each Option agreement such provisions regarding exercisability of the Options following the death or disability of the Participant as it, in its sole discretion, deems to be appropriate.

    12. STOCK PURCHASED FOR INVESTMENT. At the discretion of the Board or the Committee, as applicable, any Option agreement may provide that the Option holder shall, by accepting an Option, represent and agree on behalf of himself and his transferees by will or the laws of descent and distribution or otherwise that all shares of Common Stock purchased upon the exercise of the Option will be acquired for investment and not for resale or distribution, and that upon each exercise of any portion of an Option, the person entitled to exercise the same shall furnish evidence satisfactory to the Company (including a written and signed representation) to the effect that the shares of Common Stock are being acquired in good faith and for investment and not for resale or distribution.

    13. TERMINATION OF OPTION RIGHTS AND AWARDS. The Board or the Committee, as applicable, may provide in each Option agreement for the circumstances under which Options granted hereunder may terminate for any reason that the Board or the Committee, as applicable, in its sole discretion, deems to be appropriate.

    14. AMENDMENT OR DISCONTINUATION. The Plan may be amended, altered or discontinued by the Board, or if the Board has delegated this authority to the Committee, by the Committee, without approval of the stockholders. In the event any law, or any rule or regulation issued or promulgated by the Internal Revenue Service, Securities and Exchange Commission, National Association of Securities Dealers, Inc., any stock exchange or quotation system upon which the Common Stock is listed for trading or other governmental or quasi-governmental agency having jurisdiction over the Company, its Common Stock or the Plan requires the Plan to be amended, the Plan will be amended at that time and all Options then outstanding will be subject to such amendment.

    15. EMPLOYMENT. This Plan and any Option granted under this Plan do not confer upon the Participant any right to be employed or to continue employment with the Company.

    16. NO OBLIGATION TO EXERCISE OPTION. The granting of an Option pursuant to the Plan shall not impose any obligation upon the Participant to exercise such Option.

    17. TERMINATION. Unless sooner terminated by action of the Board or, if the Board has specifically delegated its authority to terminate the Plan to the Committee, by the Committee, the Plan shall terminate on December 31, 2014, and no Options may be granted pursuant to the Plan after such date.

    18. USE OR PROCEEDS. The proceeds derived from the sale of stock pursuant to Options granted under the Plan shall constitute general funds of the Company.


                                       MICHAELS STORES, INC.



Dated:  As of September 17, 1996       By:  /s/ R. Michael Rouleau
                                           ------------------------------
                                           R. Michael Rouleau
                                           CHIEF EXECUTIVE OFFICER

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